UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015 (November 30, 2015)

PEOPLES BANCORP INC.
(Exact name of Registrant as specified in its charter)

Ohio	0-16772	31-0987416
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

138 Putnam Street, PO Box 738
Marietta, Ohio	45750-0738
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(740) 373-3155

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 2.06    Material Impairments.

On November 30, 2015, management of Peoples Bank, National Association (“Peoples Bank”), the wholly-owned banking subsidiary of Peoples Bancorp Inc. (“Peoples”), determined that it expects to record an increase of $6.6 million in the specific reserves relating to a single impaired commercial loan relationship covering four loans (the "Four Impaired Loans") in the fourth quarter of 2015. These Four Impaired Loans had an aggregate principal balance of $16.1 million at November 24, 2015 and an aggregate total net recorded investment (after specific reserves and the amount of a participation interest, which is $2.5 million, in the Four Impaired Loans sold to an unrelated financial institution) of $6.6 million at November 24, 2015. In each case, the amounts disclosed in the immediately preceding sentence do not reflect the anticipated increase in the specific reserves with respect to the Four Impaired Loans to be recorded in the fourth quarter of 2015. Management had previously considered the status of the Four Impaired Loans and the commercial loan relationship at issue in determining the adequacy of the allowance for loan losses at each of March 31, 2015, June 30, 2015 and September 30, 2015, which resulted in the recording of increases in the specific reserves related to the Four Impaired Loans (and the associated recording of provisions for loan losses) in the amounts of $3.3 million during the second quarter of 2015, and $3.7 million during the third quarter of 2015. The additional $6.6 million of specific reserves expected to be recorded with respect to the Four Impaired Loans during the fourth quarter of 2015 would bring the total amount of specific reserves for the Four Impaired Loans up to $13.6 million. After taking the additional $6.6 million of specific reserves, the aggregate total net recorded investment in the Four Impaired Loans would be zero.
The Four Impaired Loans in the commercial loan relationship at issue are primarily secured by liens on the borrower’s business assets and real estate, and are guaranteed by the principals of the business. Management of Peoples Bank became aware that the borrower’s business, which operates in the coal industry, was deteriorating in the first quarter of 2015, and obtained new appraisals of the value of the collateral securing the Four Impaired Loans. Peoples Bank's management considered these valuations when determining the adequacy of the allowance for loan losses at March 31, 2015, and concluded that specific reserves with respect to the Four Impaired Loans were not necessary at that time. The borrower’s business continued to deteriorate in the second and third quarters of 2015, which caused Peoples Bank's management to believe that the value of the collateral had been adversely affected, and led management to record specific reserves of $3.3 million in the second quarter and an additional $3.7 million in the third quarter. In the fourth quarter of 2015, management of Peoples Bank received new information that indicates the value of the collateral securing the Four Impaired Loans is lower than what it was believed to be at September 30, 2015 and caused management to re-evaluate the amount of the specific reserves recorded with respect to the Four Impaired Loans.
As of the date of this Current Report on Form 8-K, management of Peoples Bank does not anticipate recording additional specific reserves for the Four Impaired Loans beyond the additional $6.6 million described above. The ultimate amount of the provision for loan losses to be recorded in the fourth quarter of 2015 will reflect the amount necessary to maintain the allowance for loan losses at an adequate level at December 31, 2015, based on management’s normal quarterly procedural methodology that estimates the amount of probable credit losses within the loan portfolio, and may be different in amount than the additional specific reserves to be recorded with respect to the Four Impaired Loans.
Peoples Bank’s out-of-pocket expenditures (including legal and accounting fees) in connection with the resolution of the Four Impaired Loans are not expected to be material, although the actual amount of such expenditures ultimately will depend on the length of time, and number of hours of professional assistance, required to finally resolve the Four Impaired Loans, the nature of the proceedings in which the Four Impaired Loans are resolved, and other factors not susceptible to current estimation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES BANCORP INC.

Date:	December 1, 2015	By:/s/	CHARLES W. SULERZYSKI
Charles W. Sulerzyski
President and Chief Executive Officer